SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2006

Great Plains Ethanol, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	0-49779	46-0459188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27716 462nd Avenue
Chancellor, South Dakota		57015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-0040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On March 1, 2006, the registrant entered into a fourth amended standby letter of credit for $960,000 with Northwestern Services Corporation of Sioux Falls, South Dakota (“Northwestern”), a fourth amended line of credit for $960,000 with Home Federal Bank of Sioux Falls, South Dakota (“Home Federal”), and a fourth amended agreement to compensate certain guarantors. All of these amendments were made pursuant to an original Natural Gas Distribution Delivery Agreement between the registrant and Northwestern on September 2, 2002.

Under the Natural Gas Distribution Agreement, Northwestern requires that the registrant use a minimum amount of natural gas annually to cover Northwestern’s prior costs of constructing a natural gas pipeline to the registrant’s plant. As protection against a minimum amount of natural gas not being used, Northwestern requires that the registrant provide security in the form of a standby letter of credit. The registrant obtained the letter of credit from Home Federal, after which it was issued to Northwestern. To satisfy the terms of the standby letter of credit, the registrant entered into a line of credit with Home Federal. The interest rate on the line of credit is prime, as published by the Wall Street Journal, plus 2.0%. In the event Northwestern draws on the standby letter of credit as a result of the registrant’s failure to use the minimum amount of natural gas, an equal amount is drawn on the line of credit at which time it becomes the registrant’s liability. In addition, six individuals agreed to renew their personal guarantees on the line of credit which, in consideration of their guarantees, the registrant agreed to compensate them annually at 2% of the amount of their guarantee. The new maturity or expiration date for all the amended agreements, except the agreement to compensate guarantors, is March 1, 2007. The agreement to compensate guarantors continues for so long as the line of credit is outstanding.

Also on March 1, 2006, the registrant and its primary lender, AgCountry Farm Credit Services, entered into an Interest Rate Conversion Agreement whereby the registrant converted its existing $26.5 million variable rate, revolving note into two different segments and rates, a $16.5 million segment and a $10.0 million segment. Beginning on March 1, 2006, the $10.0 million segment is set at a fixed rate of 8.55% until March 1, 2011, compared to the prior variable rate of LIBOR plus 2.64%. The $10.0 million segment is subject to an amortization of 7.6 years and a penalty for any prepayment. In contrast, the $16.5 million segment, which has a current loan balance outstanding of approximately $9.77 million, is set at a variable interest rate of LIBOR plus 3.0% (currently 7.21%), adjusted monthly, compared to the prior variable rate of LIBOR plus 2.64%. Beginning on June 1, 2006 and annually, the 3.0% margin is subject to change at the discretion of AgCountry. The $16.5 million segment is subject to an amortization of 7.6 years and prepayment is without penalty. The new segments will continue to be subject to the same terms and conditions of the loan agreement with AgCountry on which the $26.5 million note was based, including quarterly payments of interest and principal and a maturity of October 1, 2013.

The new and amended agreements will be filed as an exhibit to the registrant’s next periodic report.

Item 1.02.              Termination of a Material Definitive Agreement.

On March 1, 2006, in connection with the registrant’s entry into the amended agreements described in Item 1.01 above, the registrant terminated the third amended standby letter of credit agreement, the third amended line of credit and the third amended compensation agreement, all of which are dated March 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ETHANOL, LLC

Dated: March 8, 2006	By:	/s/ Rick Serie
Rick Serie, Chief Executive Officer